Exhibit 5

                              July 8, 1996


Atlantic Energy, Inc.
6801 Black Horse Pike
Egg Harbor Township, New Jersey   08234-4130

Ladies and Gentlemen:

     With respect to the Registration Statement of Atlantic Energy, Inc. (the "Company") on Form S - 8 (the "Registration Statement") relating to the issuance of 400,000 shares of Common Stock of the Company, without par value (the "Shares"), to be offered under the Company's Employee Stock Purchase Plan (the "Plan"), I wish to advise you as follows and consent to the filing of this opinion as an Exhibit to said Registration Statement.

     I am of the opinion that when the shares to be issued and sold by the Company pursuant to the Plan have been issued and sold in accordance with the terms of the Plan and the purchase price thereof has been paid as contemplated by the Plan, and when the steps mentioned in the next paragraph shall have been taken, such Shares will be legally issued, fully paid and non-assessable.

     The steps to be taken which are referred to in the last preceding paragraph consist of the following:

     (1) Appropriate definitive action by the Board of Directors of the Company or an authorized committee thereof with respect to the Plan and the issuance and sale of the Shares thereunder;
     (2) Compliance with the Securities Act of 1933, as amended, with respect to the Plan and the issuance and sale by the Company of the Shares thereunder; and
     (3) Issuance and sale by the Company of the Shares in accordance with the terms of the Plan and the corporate authorization as aforesaid.

     I am of the further opinion that, except as noted above, no consent of any governmental authority of the State of New Jersey is necessary for the issuance and sale of the Shares.

     My opinion is limited to the matters of New Jersey law.

                              Respectfully,

                              /s/ J. E. Franklin II

                              J. E. Franklin II
                              Vice President, Secretary &
                              General Counsel to the Company